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                                                                   Exhibit 10.5






November 22, 2002



Mr. Joseph T. Doyle
Chief Financial Officer and Senior Vice President
Foster Wheeler Ltd.
Perryville Corporate Park
Clinton, NJ  08809-4000

Re:  Interim Management and Restructuring Services

Dear Joe:

This letter outlines the understanding between AP Services, LLC ("APS") and Foster Wheeler Ltd., a Bermuda corporation (the "Company"), for the engagement of APS to provide certain temporary employees to the Company to assist it by providing interim management services and to assist it in its restructuring as described below. For purposes of this agreement, "Company" includes Foster Wheeler Inc., and its direct and indirect subsidiaries. The Company had entered into an agreement dated March 8, 2002 with AlixPartners, LLC (formerly Jay Alix & Associates), and had agreed to addendums dated August 8, 2002 and September 18, 2002 (collectively, the "Prior Agreements"). (APS is affiliated with AlixPartners, LLC in that AlixPartners, LLC is the sole member of APS.) The Company hereby acknowledges that the terms and conditions as contained in the Prior Agreements referred to above are incorporated herein in their entirety.

Generally, the engagement of APS, including any APS employees who serve in Executive Officer positions, shall be under the approval of the Board of Directors of the Company and the direct supervision of you as Chief Financial Officer.

APS will provide Ryan J. Esko to serve as the Company's Treasurer, reporting to the Company's Chief Financial Officer. Working collaboratively with the senior management team and other Company professionals, Ryan J. Esko will assist the Company in evaluating and implementing strategic and tactical options through the restructuring process. In addition to the ordinary course duties of Treasurer, the Temporary Staff roles will include working with you and your team to do the following:

o Manage the treasury function and implement initiatives to improve its effectiveness in operations and cash management.

o Work with you and your team to further identify and implement both short-term as well as long-term liquidity generating initiatives.

o Assist in developing and implementing cash management strategies, tactics and processes. Work with the Company's treasury department and other professionals and coordinate the activities of the representatives of other constituencies in the cash management process.


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Mr. Joseph T. Doyle
November 22, 2002
Page 2


o Assist management with the development of the Company's revised business plan, and such other related forecasts as may be required by others in connection with negotiations or by the Company for other corporate purposes. Assist in the communication of the plans, as requested.

o Assist with cost reductions, operational restructuring and profit enhancements, to include the initiatives relating to the IT area.

o If requested, assist the Company and the restructuring team with analysis, communication, negotiations, and any other responsibilities regarding the restructuring that fall within our expertise and are mutually agreeable.

o Assist with such other matters as may be requested that fall within our expertise and that are mutually agreeable.

APS shall be compensated for its services under this agreement at the rates set forth herein. We will keep you informed as to our staffing and will not add additional Temporary Staff to the assignment without first consulting with you to obtain your concurrence that such additional resources are required and do not duplicate the activities of other INDIVIDUALS or professionals. In addition, we have relationships with and periodically retain independent contractors with specialized skills and abilities to assist us.

We will commence this engagement immediately upon approval of Ryan J. Esko's appointment by the Board of Directors as Treasurer and receipt of a signed engagement letter.

With the company's prior approval, the Temporary Staff may be assisted by other professionals at various levels, as the tasks require, who would also become Temporary Staff. For purposes of semi-monthly billings, our fees will be based on the hours charged at our hourly rates, which are:

     Principals                              $520 - $640
     Senior Associates                       $395 - $495
     Associates                              $285 - $385
     Accountants and Consultants             $210 - $280
     Analysts                                $125 - $185

We review and revise our billing rates effective January 1 of each year.

In addition to hourly fees, APS will be compensated for its efforts through the payment of a "Success Fee." The Company understands and acknowledges that the Success Fee is an integral part of APS' compensation for the engagement. The amount of the success fee is aligned with the Company's goal - increasing annual free cash flow. The Success Fee, which is incremental to the Success Fees reflected in the Prior Agreements will be calculated as follows:


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Mr. Joseph T. Doyle
November 22, 2002
Page 3


The Success Fee is comprised of the following two components:

o The first component is calculated as 3% of the annual free cash flow increase calculated on an annualized basis for implemented cost reductions and profit enhancements made with the support of APS. This success fee shall be invoiced to the Company after each major cash improvement initiative has been implemented. The Company shall pay APS upon receipt of the invoice.

o The second component of the Success Fee shall be $1,500,000 and is for the other services provided as reflected in this engagement letter for the period ending not later than December 31, 2003. Payments made by the Company to AlixPartners under the first component of the Success Fee shall be credited against the $1,500,000. The Company agrees to pay the net amount due under the second component of the Success Fee on January 2, 2004.

o Notwithstanding the above, the Company agrees to pay APS a monthly non-refundable Success Fee of $100,000 beginning on February 1, 2003 and continuing to September 1, 2003, for a maximum of $800,000, provided that APS is actively engaged in providing services to the Company. Any amounts due under the first component of the Success Fee shall be credited against the monthly non-refundable Success Fee. (For example, if APS earns a Success Fee of $300,000 in March 2003 that is based on the implementation of cost reduction initiatives, and the Company had paid the non-refundable Success Fee payments for February and March 2003, the amount then due would be $100,000; when paid it would be credited towards the $100,000 that would have been due on April 1, 2003.) Once the cumulative amount invoiced under the first component of the Success Fee exceeds $800,000, the excess will be invoiced and paid by the Company upon receipt. However, if the actual Success Fee earned under the first component of the Success Fee do not exceed $800,000, the difference will be credited against the amount due under the second component of the Success Fee.

In addition to the fees set forth above, the Company shall pay directly or reimburse APS upon receipt of periodic billings for all reasonable out-of-pocket expenses incurred in connection with this assignment such as travel, lodging, postage, telephone and facsimile charges.

We acknowledge that the Company paid a retainer of $250,000 in accordance with the terms of the Prior Agreements and that such retainer has been transferred to APS. The retainer will be applied against the time charges and expenses specific to the engagement. We will submit semi-monthly invoices for services rendered and expenses incurred as described above, and we will offset such invoices against the retainer. Payment will be due upon receipt of the invoices to replenish the retainer to the agreed upon amount. Any unearned portion of the retainer will be returned to you at the termination of the engagement.


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Mr. Joseph T. Doyle
November 22, 2002
Page 4


The parties intend that an independent contractor relationship will be created by this agreement. As an independent contractor, APS will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation, including employee benefits, of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. Of course, as an independent contractor, neither the Temporary Staff nor APS will be entitled to receive from the Company any vacation pay, sick leave, retirement, pension, or social security benefits, workers' compensation, disability, unemployment insurance benefits, or any other employee benefits. APS represents that it has written agreements with each Temporary Staff member prohibiting that such member accept employment by clients of APS. APS will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business. Temporary Staff will not be considered employees of the Company.

APS agrees to indemnify and hold harmless the Company from and against any taxes, penalties, interest, liabilities, costs or expenses (including without limitation, reasonable attorneys' fees and disbursements) incurred by the Company arising out of or related to APS' material breach of its obligations under the preceding paragraph. APS agrees to reimburse the Company for any amounts that the Internal Revenue Service and/or any state or local tax authority claims should have been withheld by the Company or as a result of the reclassification of a Temporary Staff member as an employee of the Company or a determination that the Company shall be considered the employer of a Temporary Staff member.

APS agrees to keep confidential all information obtained from the Company, and neither APS nor the Temporary Staff will disclose to any other person or entity, or use for any purpose other than specified herein, any information pertaining to the Company which is either non-public, confidential, or proprietary in nature ("Information") which it obtains or is given access to during the performance of the services provided hereunder. The foregoing is not intended to nor shall be construed as prohibiting APS or the Temporary Staff from disclosure pursuant to a valid subpoena or court order, but neither APS nor such Temporary Staff shall encourage, suggest, invite or request, or assist in securing, any such subpoena or court order, and the Temporary Staff shall immediately give notice of any such subpoena or court order by fax transmission to the Company. Furthermore, APS and the Temporary Staff may make reasonable disclosures of Information to third parties in connection with their performance of their obligations and assignments hereunder. In addition, APS will have the right to disclose to others in the normal course of business their involvement with the Company.

Information includes data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models, or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.


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Mr. Joseph T. Doyle
November 22, 2002
Page 5


The Company acknowledges that all information (written or oral) generated by the Temporary Staff in connection with their engagement is intended solely for the benefit and use of the Company (limited to its management, including its Board of Directors) in considering the transactions to which it relates. The Company agrees that no such information shall be used for any other purpose or reproduced, disseminated, quoted or referred to with attribution to APS at any time in any manner or for any purpose other than accomplishing the tasks referred to herein, without AP's prior approval (which shall not be unreasonably withheld) except as required by law. This agreement will survive the termination of the engagement.

The Company acknowledges that it is engaging the Temporary Staff purely to assist the Company with interim management and restructuring of the Company. This engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting or consulting engagement that is subject to the rules of the AICPA, the SSCS, or other such state and national professional bodies.

In engagements of this nature, it is our practice to receive indemnification. Accordingly, in consideration of our agreement to act on your behalf in connection with this engagement, you agree to indemnify, hold harmless, and defend us (including our principals, employees, temporary staff and agents) from and against all claims, liabilities, losses, damages and reasonable expenses as they are incurred, including reasonable legal fees and disbursements of counsel, and the costs of our professional time (our professional time will be reimbursed at our rates in effect when such future time is required), relating to or arising out of the engagement, including any legal proceeding in which we may be required or agree to participate but in which we are not a party. We, our principals, employees, temporary staff and agents may, but are not required to, engage a single firm of separate counsel of our choice in connection with any of the matters to which this indemnification agreement relates. This indemnification agreement does not apply to actions taken or omitted to be taken by us in bad faith.

In addition to the above indemnification, APS employees serving as officers of the Company will be entitled to the benefit of the most favorable indemnities provided by the Company to its officers and directors, whether under the Company's by-laws, certificates of incorporation, by contract or otherwise. In the event that other APS employees become officers of the Company, such individuals will be entitled to the same benefit.

Furthermore, the Company agrees that it will use its best efforts to specifically include and cover APS employees serving as officers of the Company under the Company's policy for directors' and officers' ("D&O") insurance. In the event that the Company is unable to include APS appointees under the Company's policy or does not have first dollar coverage as outlined in the preceding paragraph in effect for at least $10 million, (e.g., such policy is not reserved based on actions that have been or are expected to be filed against officers and directors alleging prior acts that may give rise to a claim), it is agreed that APS will attempt to purchase a separate directors' and officers' policy that will cover its employees and agents only and that the cost of same shall be invoiced to the Company as an out of pocket cash expense. If APS is unable to purchase such directors' and officers' insurance, then we reserve the right to terminate this agreement. In the event that other Temporary Staff become officers of the Company, such individuals will be entitled to the same benefit.

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Mr. Joseph T. Doyle
November 22, 2002
Page 6


The obligations of the parties as reflected in this agreement shall survive the termination of the engagement.

APS' engagement to provide Temporary Staff hereunder may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination APS will be entitled to any fees and expenses due under the provisions of the agreement, including performance fees.

This letter agreement is governed by and construed in accordance with the laws of the State of New York with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.

If we have any dispute arising between us, including any dispute with respect to this agreement, its interpretation, performance or breach, and are unable to agree on a mutually satisfactory resolution with 30 days, either party may require the matter to be settled by binding arbitration. If such arbitration shall occur, it shall be in the city of Southfield, Michigan. We shall attempt for two weeks to agree on a single arbitrator. If that effort shall fail, each party shall appoint one arbitrator. The two arbitrators so chosen shall attempt for two weeks to select a third. If they are unable to agree, the American Arbitration Association in New York City shall choose the third. The arbitration shall occur using the Commercial Arbitration rules and procedures of the American Arbitration Association. The decision of the arbitrator(s) shall be final, binding and non-appealable. The arbitrator(s) shall have the discretion to award reasonable attorneys' fees, costs and expenses to the prevailing party.

To the best of our knowledge, we believe that APS, its employees, and its affiliates(1) do not have any financial interest or business connection with the Company other than as contemplated by this agreement, and we know of no fact or situation that would represent a conflict of interest for us with regard to the Company. However, we have not completed a thorough check of the parties in interest with regard to the Company. Upon receiving the information from the Company with respect to the parties in interest, APS will promptly complete a search of its relationships and will notify you in writing of any connections APS may have with such parties in interest.

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(1) APS is a company that provides temporary employees. Affiliates of APS include AlixPartners, LLC ("AlixPartners"), a financial advisory and consulting firm, The System Advisory Group, providing information technology services, Partnership Services, LLC, a company that provides temporary employees, and the Questor funds, which are private equity funds that invest in special situations and under-performing companies.

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Mr. Joseph T. Doyle
November 22, 2002
Page 7


While we are not currently aware of any relationships that connect us to any party in interest, because APS and its affiliates serve clients on a national basis in numerous cases, both in and out of court, it is possible that APS or its affiliates may have rendered services to, or have business associations with, other entities which had, or have, relationships with the Company, including creditors of the Company. APS and affiliates have not, and will not perform services for, or have business connections with, any of these aforementioned entities in this matter involving the Company.

The Company agrees to promptly notify APS if it extends (or solicits the possible interest in receiving) an offer of employment to an employee of APS and agrees that it will pay APS a cash fee, upon hiring, equal to 150% of the aggregate first year's annualized compensation, including any other compensation, to be paid to any person working for the Company on behalf of APS that the Company or any of its subsidiaries or affiliates hires at any time up to two years subsequent to the date of the final invoice rendered by APS with respect to this engagement. This agreement does not prohibit the Company from making general solicitations for employment or from soliciting for employment any individuals who have ceased to be employees or agents of APS prior to such solicitation.

APS agrees that during the term of this engagement and for a period of one (1) year following the end of this engagement, APS and its affiliates shall not recruit, hire, solicit or induce any employee of the Company to end his or her employment with the Company.

If any portion of the letter agreement shall be determined to be invalid or unenforceable, we each agree that the remainder shall be valid and enforceable to the maximum extent possible.

All of the above contains the entire understanding of the parties relating to the services to be rendered by APS and may not be amended or modified in any respect except in writing signed by the parties. APS will not be responsible for performing any services not specifically described in this letter or in a subsequent writing signed by the parties.

All notices required or permitted to be delivered under this letter agreement shall be sent, if to us, to the address set forth at the head of this letter, to the attention of Mr. Melvin R. Christiansen, and if to you, to the address for you set forth above, to the attention of your General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the agreement shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.

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Mr. Joseph T. Doyle
November 22, 2002
Page 8


If these terms meet with your approval, please sign and return the enclosed copy of this proposal. We look forward to our continuing relationship with you.

Sincerely yours,

AP SERVICES, LLC


/s/ Robert N. Dangremond
Robert N. Dangremond
Principal




Acknowledged and Agreed to:

FOSTER WHEELER LTD.

By:    /s/Joseph T. Doyle
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Its:   SVP & CFO
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Dated: November 26, 2002
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